Exhibit 10.5

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (the “Agreement”) is entered into as of September 26, 2008, by and between ISTA PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”) and SILICON VALLEY BANK (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a Loan and Security Agreement, dated on or about December 22, 2005 (as may be amended from time to time the “Loan Agreement”). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement, as amended hereby.

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification to Loan Agreement.

1.	The definition of “Collateral” set forth in Exhibit A to the Loan Agreement is hereby amended and replaced by the definition set forth in Exhibit A to this Agreement, and Borrower hereby affirms its grant to Bank of a security interest in such Collateral as defined hereby to secure the Obligations.

2.	The definition of “Permitted Indebtedness” in Section 13.1 is hereby amended to add a clause (o) thereto as follows:

(o) Indebtedness of up to an aggregate principal amount of $65,000,000 issued by Borrower under that certain Facility Agreement, dated September 26, 2008, so long as the proceeds thereof are used, among other things, to retire the Indebtedness under Borrower’s $40,000,000 convertible unsecured notes.

3.	The definition of “Permitted Liens” in Section 13.1 is hereby amended to add a clause (m) thereto as follows:

(m) Liens (including, for the sake of clarity, Liens on any of Borrower’s intellectual property and any rights therein) securing Permitted Indebtedness described under clause (o) of the definition of “Permitted Indebtedness” so long as the same are subject to an Intercreditor Agreement acceptable in form and substance to Bank.

4.	Section 6.6 is hereby amended and restated in its entirety to read as follows:

6.6 Financial Covenant. Borrower shall maintain at Bank or Bank’s affiliates at all times unrestricted cash and Cash Equivalents in an amount greater than or equal to the sum of (a) $10,000,000 plus (b) the amount of the then outstanding Obligations.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.

7. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon the execution and delivery of this Modification Agreement and the receipt by Bank of a loan modification fee in the amount of Ten Thousand Dollars ($10,000).

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

ISTA PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	/s/ Lauren Silvernail	By:	/s/ Brett Maver
Name:	Lauren Silvernail	Name:	Brett Maver
Title:	Chief Financial Officer and Vice President, Corporate Development	Title:	Relationship Manager

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), general intangibles, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All now owned or hereafter acquired intellectual property and any rights therein, including but not limited to: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, technology or data, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.